Exhibit 10.2

February 10, 2015

The Traxis Group B.V.

c/o Cerberus Capital Management L.P.

875 Third Avenue

New York, NY 10022

Re: Founder Forfeited Shares

Gentlemen:

Reference is made to that certain Purchase Agreement (the “Purchase Agreement”), dated as of September 21, 2014, as amended by that certain Amendment No. 1 to Purchase Agreement, executed and delivered contemporaneously herewith (the “Amendment”), by and among Hennessy Capital Acquisition Corp., a Delaware corporation (the “Purchaser”), Hennessy Capital Partners I LLC, a Delaware limited liability company (the “Sponsor”) (solely for purposes of Section 10.01(a) thereof), and The Traxis Group B.V., a limited liability company existing under the laws of the Netherlands (the “Seller”). Capitalized terms used herein, but not defined herein, shall have the meanings ascribed to them in the Purchase Agreement.

In order to induce the Seller and the Purchaser to enter into the Amendment and to proceed with the Business Combination and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsor and the Purchaser hereby agree, pursuant to this letter agreement (this “Letter Agreement”), for the benefit of the Seller, as follows:

1.	The Sponsor shall forfeit to the Purchaser at Closing 1,900,000 shares of Purchaser Common Stock, which shall be comprised of 718,750 founder earnout shares (as defined in the Proxy) and 1,181,250 other shares of Purchaser Common Stock that are not founder earnout shares (such shares, the “Founder Forfeited Shares”, and such forfeiture, the “Forfeiture”);

2.	Immediately upon the occurrence of the Forfeiture, the Purchaser shall immediately retire and cancel all of the Founder Forfeited Shares (and shall direct the Purchaser’s transfer agent (or such other intermediaries as appropriate) to take any and all such actions incident thereto) and the Sponsor and the Purchaser shall (i) take such actions as are necessary to cause the Founder Forfeited Shares to be retired and canceled, upon which such Founder Forfeited Shares shall no longer be issued or outstanding and (ii) provide the Seller with evidence reasonably satisfactory to the Seller that such retirement and cancellation has occurred;

3.	Prior to Closing, the Sponsor shall not, directly or indirectly, transfer or otherwise dispose of the Founder Forfeited Shares other than pursuant to the Forfeiture.

4.	The Sponsor hereby represents and warrants to the Seller, as of the date hereof and as of the Closing, (i) that the Sponsor owns, and holds of record, all of the Founder Forfeited Shares, free and clear of all Liens and other obligations in respect of such Founder Forfeited Shares (other than the obligation to forfeit any Founder Forfeited Shares that constitute founder earnout shares as set forth in Section 7(a) of that certain Letter Agreement, dated as of January 16, 2014, among Purchaser, Sponsor and the Insiders party thereto, as amended on the date hereof) and (ii) the Sponsor has sufficient assets to satisfy any and all obligations of the Sponsor, including (without limitation) its obligations under this Letter Agreement and its obligation to pay Excess Purchaser Expenses pursuant to Section 10.01 of the Purchase Agreement.

5.	This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

6.	No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of each of the other parties hereto. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Sponsor and the Purchaser and their respective successors and assigns.

7.	This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction, then in the applicable Delaware state court), or if under applicable Law exclusive jurisdiction of such action is vested in the federal courts, then the United States District Court for the District of Delaware, and irrevocably submits to such jurisdiction and venue, which jurisdiction and venue shall be exclusive, and (ii) waives any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum. The Seller, in addition to any other remedy to which it may be entitled at Law or in equity, shall be entitled to seek an injunction or similar equitable relief restraining any other party from committing or continuing any breach or threatened breach of this Letter Agreement or to seek to compel specific performance of the obligations of any other party under this Letter Agreement, without the posting of any bond, in accordance with the terms and conditions of this this Letter Agreement.

8.	Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

[signature page follows]

Sincerely, HENNESSY CAPITAL PARTNERS I LLC By: Hennessy Capital LLC, its managing member
By:	/s/ Daniel J. Hennessy
Name: Daniel J. Hennessy Title: Managing Member

HENNESSY CAPITAL ACQUISITION CORP.
By:	/s/ Daniel J. Hennessy
Name: Daniel J. Hennessy
Title: Chief Executive Officer

Signature Page to Forfeiture Letter Agreement

Acknowledged and Agreed: THE TRAXIS GROUP B.V.

By:	/s/ Dev Kapadia
Name: Dev Kapadia Title: Managing Director